Exhibit 99.1
                                                                    ------------


From:    DRYCLEAN USA. Inc.
         290 NE 68 Street
         Miami, FL  33138
         Michael Steiner  (305) 754-4551
         Venerando Indelicato  (813) 814-0722


                              FOR IMMEDIATE RELEASE


DRYCLEAN USA, Inc. Announces First Quarter Results
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Revenues And Earnings Increase For The First Three Months
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Miami, FL - November 12, 2004 - DRYCLEAN USA, Inc. (AMEX:DCU) today reported improved operating results for the three month period ended September 30, 2004.

Revenues increased 28.3% for the first three months of fiscal 2005 to $4,232,571 from $3,299,861 for the same period of last year. Pre-tax earnings were $187,563, an increase of 35.3%. Net earnings, after a $75,025 provision for income taxes were $112,538 or $.02 per diluted share. This compares to pre-tax earnings of $138,599, which resulted in net earnings of $83,159 or $.01 per diluted share, after income taxes of $55,440 for the three month period ended September 30, 2003.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA, Inc., stated:
"As previously reported, in July, we obtained an expansion of the territory in which we act as distributor for certain laundry products from Southeast Florida to most of Florida. This was the first full quarter that the Company operated under the expanded territory and with an increased sales staff. The results were gratifying. While expenses were somewhat higher with the increased overhead, the overall increase in sales enabled the Company to achieve a higher level of profit." Mr. Indelicato continued, "As we noted before, for a small company such as ours, quarterly comparisons can be less meaningful than full year results. However, with the improving economy and the expanded sales staff, we expect improvements for the year."

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation's leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

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DRYCLEAN USA, Inc.


                          DRYCLEAN USA, Inc. (AMEX:DCU)

                    Summary Consolidated Statements of Income

                                       Three months ended     Three months ended
                                       September 30, 2004     September 30, 2003


Revenues                                   $4,232,571             $3,299,861

Earnings before taxes                         187,563                138,599
Provision for income taxes                     75,025                 55,440
                                           ----------             ----------
Net earnings                               $  112,538             $   83,159

Basic and diluted earnings per share       $      .02             $      .01



Weighted average shares outstanding
     Basic                                  7,019,232              6,996,450
     Diluted                                7,031,385              6,996,450